Exhibit 99.1

Alector Reports First Quarter 2025 Financial Results

and Provides Business Update

Topline data from pivotal INFRONT-3 Phase 3 clinical trial of latozinemab in FTD-GRN on track for Q4 2025

Completed enrollment in PROGRESS-AD Phase 2 clinical trial of AL101 in early Alzheimer’s disease

Continuing to pursue Alector Brain Carrier programs, including the company’s anti-amyloid beta antibody and its GCase enzyme replacement therapy

Extending runway into the second half of 2027, with $354.6 million in cash, cash equivalents, and investments

South San Francisco, Calif., May 8, 2025 -- Alector, Inc. (Nasdaq: ALEC), a late-stage clinical biotechnology company focused on developing therapies to counteract the devastating progression of neurodegeneration, today reported first quarter 2025 financial results and recent portfolio and business updates. As of March 31, 2025, Alector’s cash, cash equivalents, and investments totaled $354.6 million.

"With cash runway extending into the second half of 2027, Alector is advancing a portfolio of drug candidates toward novel as well as validated targets for people living with neurodegenerative diseases," said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. "We remain on track to report topline results from the pivotal INFRONT-3 Phase 3 trial of latozinemab in frontotemporal dementia with a granulin gene mutation in the fourth quarter of 2025, and we have completed enrollment in the PROGRESS-AD Phase 2 trial of AL101/GSK4527226 in early Alzheimer’s disease. This progress reinforces our commitment to developing meaningful therapies for people living with neurodegeneration."

Sara Kenkare-Mitra, Ph.D., President and Head of Research and Development at Alector, added, "We continue to strategically pursue our Alector Brain Carrier programs, which include our brain-penetrant antibody targeting amyloid beta for Alzheimer’s disease, and our engineered, brain-penetrant GCase enzyme replacement therapy for Parkinson’s disease. Both amyloid beta and GCase are genetically and pharmacologically validated targets. Together, our clinical, preclinical, and research pipeline positions Alector to address critical unmet needs in neurodegenerative diseases with first- and best-in-class therapeutic potential.”

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Cash Runway Extension into the Second Half of 2027: Alector has extended its cash runway into the second half of 2027, supporting the continued advancement of its late-stage and preclinical portfolio. This includes completion of the pivotal INFRONT-3 Phase 3 trial of latozinemab and the ongoing execution of the PROGRESS-AD Phase 2 trial of AL101. It also encompasses the advancement of the company’s brain-penetrant anti-amyloid beta antibody and its brain-penetrant GCase enzyme replacement therapy.

Recent Clinical Updates

Progranulin Programs (latozinemab (AL001) and AL101/GSK4527226) Being Developed in Collaboration with GSK

Latozinemab

•
The pivotal, randomized, double-blind, placebo-controlled INFRONT-3 Phase 3 clinical trial is ongoing. It evaluates the safety and efficacy of latozinemab in frontotemporal dementia with a granulin gene mutation (FTD-GRN). Alector and GSK remain on track to report topline data from the trial in the fourth quarter of 2025.

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The primary endpoint in INFRONT-3 is disease progression as measured by the Clinical Dementia Rating scale plus National Alzheimer’s Disease Coordinating Center Frontotemporal Lobar Degeneration Sum of Boxes (CDR® plus NACC FTLD-SB). The trial also assesses effects on progranulin (PGRN) levels and biomarkers of lysosomal function, inflammation, astrogliosis, and neurodegeneration.

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Latozinemab is a novel investigational human monoclonal antibody (mAb) designed to block and downregulate the sortilin receptor to elevate PGRN levels in the brain.

AL101/GSK4527226

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In April 2025, Alector and GSK completed enrollment ahead of schedule in PROGRESS-AD, a global, randomized, double-blind, placebo-controlled Phase 2 clinical trial evaluating AL101/GSK4527226 in early Alzheimer’s disease (AD).

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AL101/GSK4527226 is an investigational human mAb designed to block and downregulate the sortilin receptor to elevate the level of PGRN in the brain in a manner that is similar to investigational latozinemab but with different pharmacokinetic and pharmacodynamic properties, making it suitable for the potential treatment of more prevalent neurodegenerative diseases.

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Preclinical and Research Pipeline

Alector continues to advance its preclinical and early research pipeline, selectively supported by Alector Brain Carrier (ABC), the company’s proprietary blood-brain barrier technology platform. ABC enables the targeted delivery of therapeutics to the brain and seeks to optimize safety and efficacy through its versatile and tunable design while facilitating the efficient and well-distributed transport of a wide variety of payloads. The company’s technology is being applied to multiple therapeutic cargos, including antibodies, enzymes, proteins, and nucleic acids.

•
Alector continues to pursue ADP037-ABC, its brain-penetrant anti-amyloid beta antibody in AD, and ADP050-ABC, its GCase enzyme replacement therapy in Parkinson’s disease, both of which are enabled by ABC.

Corporate News

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Giacomo Salvadore, M.D., was appointed to Alector’s executive leadership team, assuming the role of Chief Medical Officer. Dr. Salvadore is an established industry executive physician and leader with more than 15 years of experience leading neurology-focused clinical development functions. He joined Alector in 2023 as Senior Vice President of Clinical Development and has a deep knowledge and understanding of the company’s pipeline and strategic priorities.

First Quarter 2025 Financial Results

Revenue. Collaboration revenue for the quarter ended March 31, 2025, was $3.7 million, compared to $15.9 million for the same period in 2024. The decrease was mainly due to the satisfaction of the performance obligation associated with the AL002 program and the latozinemab FTD-C9orf72 Phase 2 trial in the fourth quarter of 2024.

R&D Expenses. Total research and development expenses for the quarter ended March 31, 2025, were $33.6 million, compared to $45.2 million for the quarter ended March 31, 2024. The decrease is mainly due to a decrease in research and development expenses for the AL002 program and a decrease in personnel related costs as a result of the reductions in force.

G&A Expenses. Total general and administrative expenses for the quarter ended March 31, 2025, were $14.7 million, compared to $14.4 million for the quarter ended March 31, 2024.

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Net Loss. For the quarter ended March 31, 2025, Alector reported a net loss of $40.5 million, or $0.41 per share, compared to a net loss of $36.1 million, or $0.38 net loss per share, for the same period in 2024.

Cash Position. Cash, cash equivalents, and investments were $354.6 million as of March 31, 2025. Management anticipates that this will be sufficient to fund Alector’s operations into the second half of 2027.

2025 Guidance. Management is reiterating its guidance for the year ending 2025. The company continues to anticipate collaboration revenue to be between $5 million and $15 million, total research and development expenses to be between $175 million and $185 million, and total general and administrative expenses to be between $55 million and $65 million.

About Alector

Alector is a late-stage clinical biotechnology company focused on developing therapies to counteract the devastating progression of neurodegenerative diseases. Leveraging the principles of genetics, immunology, and neuroscience, the company is advancing a portfolio of genetically validated programs that aim to remove toxic proteins, replace missing proteins, and restore immune and nerve cell function. Supported by biomarkers, Alector’s product candidates seek to treat a range of indications, such as frontotemporal dementia, Alzheimer’s disease, and Parkinson's disease. The company is also developing Alector Brain Carrier (ABC), a proprietary blood-brain barrier platform, which is being selectively applied to its next-generation product candidates and research pipeline. ABC aims to enhance the delivery of therapeutics, achieve deeper brain penetration and efficacy at lower doses, and ultimately improve patient outcomes while reducing costs. Alector is headquartered in South San Francisco, California. For more information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, business strategy, product candidates, blood-brain barrier technology platform, research and preclinical pipeline, planned and ongoing preclinical studies and clinical trials, anticipated timing of and detail regarding release of data for INFRONT-3, expected milestones, expectations of our collaborations, expectations of our interactions with regulatory authorities, and financial and cash guidance. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Quarterly Report on Form 10-Q filed on May 8, 2024, with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those

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contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Selected Consolidated Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2025	2024

Cash, cash equivalents, and marketable securities	$354,551	$413,397
Total assets	408,303	468,303
Total current liabilities (excluding deferred revenue)	87,923	101,396
Deferred revenue (including current portion)	192,158	195,832
Total liabilities	313,693	341,503
Total stockholders’ equity	94,610	126,800

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Collaboration revenue	$3,674	$15,893
Operating expenses:
Research and development	33,641	45,167
General and administrative	14,728	14,434
Total operating expenses	48,369	59,601
Loss from operations	(44,695)	(43,708)
Other income, net	4,224	7,636
Loss before income taxes	(40,471)	(36,072)
Income tax expense	—	7
Net loss	$(40,471)	$(36,079)
Net loss per share, basic and diluted	$(0.41)	$(0.38)
Shares used in computing net loss per share basic and diluted	99,398,200	93,810,177

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Alector Contacts:

Alector

Katie Hogan

202-549-0557

katie.hogan@alector.com

Argot Partners (media)
David Rosen
646-461-6387

alector@argotpartners.com

Argot Partners (investors)
Laura Perry
212-600-1902
alector@argotpartners.com